EXHIBIT 99.2
                            UNITED STATES OF AMERICA
                                   Before the
                       SECURITIES AND EXCHANGE COMMISSION

SECURITIES ACT OF 1933
Release No. 8569 / April 18, 2005

SECURITIES EXCHANGE ACT OF 1934
Release No. 51565 / April 18, 2005

ACCOUNTING AND AUDITING ENFORCEMENT
Release No. 2232 / April 18, 2005

ADMINISTRATIVE PROCEEDING
File No. 3-11902

--------------------------------
                                                ORDER INSTITUTING CEASE-
In the Matter of                                AND-DESIST PROCEEDINGS,
                                                MAKING FINDINGS AND
         The Coca-Cola Company,                 IMPOSING A CEASE-AND-
                                                DESIST ORDER PURSUANT TO
Respondent.                                     SECTION 8A OF THE
                                                SECURITIES ACT OF 1933 AND
                                                SECTION 21C OF THE
                                                SECURITIES EXCHANGE ACT
                                                OF 1934
--------------------------------

                                       I.

         The Securities and Exchange Commission ("Commission") deems it appropriate that cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 8A of the Securities Act of 1933 ("Securities Act") and
Section 21C of the Securities Exchange Act of 1934 ("Exchange Act") as to The Coca-Cola Company ("Coca-Cola" or "Respondent").

                                       II.

         In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the "Offer") which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission's jurisdiction over it and the subject matter of these proceedings, Respondent consents to the entry of this Order Instituting Cease-and-Desist Proceedings, Making Findings and Imposing a Cease-and-Desist Order Pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934 ("Order"), as set forth below.

                                      III.

     On the basis of this Order and Respondent's Offer, the Commission finds that:{1}

                                   RESPONDENT

1. Coca-Cola is a Delaware corporation headquartered in Atlanta, Georgia. Coca-Cola's common stock is registered with the Commission under Section 12(b) of the Exchange Act and trades on the New York Stock Exchange under the symbol KO. Coca-Cola is the largest manufacturer, distributor and marketer of nonalcoholic beverage concentrates and syrups in the world. Coca-Cola's reported net operating revenues for the past ten years have ranged between $16 billion and $22 billion.

2. Coca-Cola offered and sold securities in registered offerings during 1997, 1999 and 2000. Specifically, Coca-Cola conducted securities offering pursuant to employee benefit plans and S-8 Registration Statements filed with the Commission in May 1997, May 1999 and April 2000, which incorporated by reference certain Forms 10-K, 10-Q and 8-K filed by Coca-Cola during this period.

                                 RELEVANT ENTITY

3. The Coca-Cola (Japan) Company, Ltd. ("CCJC") is a Japanese corporation and wholly-owned subsidiary of Coca-Cola. CCJC is engaged in marketing, manufacture and distribution of Coca-Cola beverage concentrate in Japan. Historically, CCJC is one of Coca-Cola's two or three greatest sources of net operating revenue and, on a per gallon of concentrate sold basis, CCJC is the most profitable operating division of Coca-Cola throughout the world.

                      COCA-COLA HAD AN ESTABLISHED HISTORY
                  OF MEETING OR EXCEEDING EARNINGS EXPECTATIONS

4. From 1990 through 1996, Coca-Cola consistently met or exceeded earnings expectations while achieving a compound annual earnings per share growth rate of
18.3 percent -- more than twice the average growth rate of the S&P 500. Coca-Cola's superior earnings performance resulted in its common stock trading at a price to earnings multiple ("P/E Ratio") of 38.1 by the end of 1996, as compared to the S&P 500's P/E Ratio of 20.8.

5. In the mid-1990s, Coca-Cola began experiencing increased competition and more difficult economic environments. Nevertheless, Coca-Cola publicly maintained between 1996 and 1999 that it expected its earnings per share to continue to grow between 15 percent and 20 percent annually.


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{1} The findings herein are made pursuant to Coca-Cola's Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.


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                   COCA-COLA "GALLON PUSHED" IN JAPAN TO MEET
                 BUSINESS PLAN TARGETS AND EARNINGS EXPECTATIONS

6. At or near the end of each reporting period between 1997 and 1999, Coca-Cola, through its officers and employees implemented a "channel stuffing" practice in Japan known as "gallon pushing." In connection with this practice, CCJC asked bottlers in Japan to make additional purchases of concentrate for the purpose of generating revenue to meet both annual business plan and earnings targets. The income generated by gallon pushing in Japan was the difference between Coca-Cola meeting or missing analysts' consensus or modified consensus earnings estimates for 8 out of 12 quarters from 1997 through 1999.

7. To accomplish gallon pushing's purpose, at or near the end of reporting periods CCJC offered extended credit terms to bottlers, as described below, to induce them to purchase quantities of concentrate the bottlers otherwise would not have purchased until a following period. The quantities of concentrate CCJC sold to its bottlers in connection with a gallon push were in excess of the bottlers' forecasted demand; the bottlers nevertheless purchased the concentrate to preserve their relationships with Coca-Cola.

8. Concentrate sales by CCJC to its bottlers typically track and correspond to anticipated and actual bottler sales of finished products to retailers. Increases in the inventory level of concentrate held by bottlers often anticipate increases in sales of finished products. As a result of gallon pushing, however, concentrate inventory levels at CCJC's bottlers increased more than 60 percent from the start of 1997 through the close of 1999. During this same time, bottler sales of finished products to retailers only increased approximately 11 percent.

9. Coca-Cola estimated its bottlers' inventory levels, forecasted purchasing demand, and was aware that quarter-end gallon pushing likely could not continue at existing levels and likely would cause a corresponding reduction in sales in a future period. At no point between 1997 and 1999, however, did Coca-Cola publicly disclose to shareholders the existence of gallon pushing, the impact of gallon pushing on its current income, or the likely impact of gallon pushing on its future income.

                             COCA-COLA GALLON PUSHED
                          ITS MOST PROFITABLE PRODUCTS

10. In connection with gallon pushes, bottlers primarily purchased only two products: Georgia Coffee, a canned flavored coffee beverage, and branded Coca-Cola ("Coke"). Georgia Coffee and Coke were typically two of the highest sales volume products for CCJC to its bottlers. Additionally, of Coca-Cola's major products, Georgia Coffee and Coke were two of the highest profit-margin per gallon products CCJC could include in a gallon push. From Coca-Cola and CCJC's perspective, therefore, in order to generate sales sufficient to meet the additional income targets, it was most efficient to push the bottlers to purchase additional gallons of Georgia Coffee and Coke.

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11. For CCJC's bottlers, however, sales of Georgia Coffee and Coke to retailers were actually declining from 1997 through 1999. Hence, Coca-Cola, through CCJC, was inducing its bottlers to purchase quantities of concentrate that were in excess of forecasted sales demand for the current quarter.

12. Gallon pushing for the purpose of meeting earnings expectations occurred at no Coca-Cola operating division other than CCJC. As CCJC was Coca-Cola's single most profitable division throughout the world on a per gallon of concentrate sold basis, it was by far the most efficient location from which to push additional inventory for the purpose of managing earnings.

                         CCJC IMPLEMENTED GALLON PUSHING
                    THROUGH THE USE OF EXTENDED CREDIT TERMS

13. To encourage bottlers to purchase additional concentrate, CCJC extended more favorable credit terms than usual to bottlers, typically increasing payment terms from eight to twenty-eight or thirty days. No rights of return on gallons sold pursuant to gallon pushing were offered to bottlers, and no concentrate sold pursuant to gallon pushing was returned to CCJC or Coca-Cola. All concentrate sold pursuant to gallon pushing was paid for by the bottlers.

14. CCJC's extension of credit terms required the express approval of certain of Coca-Cola's officers and employees in Atlanta. In order to obtain approval for credit extensions, CCJC's finance department was required to submit formal Requests for Authorization which identified both the approximate amount of gallons of concentrate to be sold with the extended credit terms and the approximate amount of revenue to be generated by the additional sales.

15. After receiving approved Requests for Authorization back from Atlanta, CCJC's finance department then contacted its bottlers' finance departments, offering the more favorable credit terms and requesting that the bottlers purchase specific quantities of concentrate above the amounts that the bottlers already had planned to purchase to meet forecasted demand for the period. In contrast to sales made in connection with a gallon push, routine concentrate sales involved CCJC's sales and marketing departments corresponding with the bottlers' purchasing departments.

                 COCA-COLA'S RECURRING USE OF GALLON PUSHING TO
             MEET ITS BUSINESS PLAN TARGETS AND EARNINGS ESTIMATES

16. Gallon pushing shifted concentrate purchases that bottlers would have made in a future period into the then current period. As a result, the previous period's gallon push caused bottlers to start the next quarter with more inventory than they anticipated needing to meet forecasted demand and caused CCJC to start the future period with a sales "deficit." In order to avoid selling less concentrate in the future period as a result of the previous period's gallon push, and having to lower income targets, Coca-Cola instead

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would engage in another gallon push, again shifting future sales and income to the present period.

17. CCJC's gallon pushing practice was incorporated into its annual business plans -- not simply for the purpose of increasing sales and meeting Coca-Cola's future earnings targets, but also to prevent a decrease in concentrate sales and corresponding decrease in earnings in the present period. Gallon pushing therefore became a recurrent component of CCJC's annual business plan as Coca-Cola refused to allow CCJC to suffer the sales and income declines resulting from a prior gallon push.

18. The chart below shows the estimated volume of gallons pushed and revenue generated thereby for each quarter from 1997 through 1999. In order to meet annual business plan targets and consolidated earnings estimates CCJC continually had to push more and more gallons of concentrate on the bottlers. At the end of the fourth quarter of 1999, nearly one out of every two gallons of concentrate held in inventory by CCJC's bottlers had been sold in connection with a gallon push.

================================================================================
   Reporting        Bottlers Ending          Gallons Pushed    Revenue Generated
   Period           Inventory (in gallons)                     from Gallon Push
================================================================================
    Q1 1997          15,571,000               3,317,000         $46,201,000
--------------------------------------------------------------------------------
    Q2 1997          18,408,000               4,380,000         $64,850,000
--------------------------------------------------------------------------------
    Q3 1997          17,569,000               3,012,000         $62,949,000
--------------------------------------------------------------------------------
    Q4 1997          20,016,000               8,090,000         $131,541,000
================================================================================
    Q1 1998          15,180,000               1,000,000         $17,061,000
--------------------------------------------------------------------------------
    Q2 1998          20,363,000               7,117,000         $98,253,000
--------------------------------------------------------------------------------
    Q3 1998          17,526,000               5,171,000         $79,807,000
--------------------------------------------------------------------------------
    Q4 1998          21,800,000               9,659,000         $181,331,000
================================================================================
    Q1 1999          17,053,000               4,180,000         $67,644,000
--------------------------------------------------------------------------------
    Q2 1999          23,544,000               8,181,000         $126,131,000
--------------------------------------------------------------------------------
    Q3 1999          18,833,000               7,105,000         $128,519,000
--------------------------------------------------------------------------------
    Q4 1999          22,017,000               10,116,000        $208,900,000
--------------------------------------------------------------------------------

                   GALLON PUSHING INCREASED BOTTLER INVENTORY
                    LEVELS BEYOND WHAT WAS NECESSARY TO MEET
                        FORECASTED DEMAND FOR THE PERIOD

19. For year end 1996 through year end 1999, bottler sales of finished products to retailers in Japan increased approximately 11 percent in the aggregate amount. As sales of finished products by bottlers drive the sale of concentrate by CCJC, inventory levels at CCJC's bottlers should have increased approximately by a corresponding amount during this same time period. Gallon pushing, however, caused bottler inventory levels to increase 62 percent during this time period -- a rate approximately six times greater than the increase in bottler sales to retailers. Hence, gallon pushing resulted in Japanese bottlers carrying significantly higher levels of inventory than was necessary to meet forecasted demand in the current quarter.

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20. The concentrate inventory versus sales of finished products disparity was even greater with respect to Georgia Coffee and Coke. Given that sales by bottlers to retailers of Georgia Coffee and Coke were in fact declining between 1997 and 1999, inventory levels of Georgia Coffee and Coke should have declined as well. Yet, it was gallon pushed sales of Georgia Coffee and Coke concentrate alone that were causing the bottlers' overall inventory levels to rise six times faster than their overall sales of finished products to retailers.

              COCA-COLA'S GALLON PUSHING PUT FUTURE INCOME AT RISK

21. CCJC forecasted and tracked its actual results against its annual business plan throughout the year in monthly "rolling estimates." In addition to containing balance sheet and income statement information, CCJC's rolling estimates included concentrate sales to bottlers, bottlers' sales to retailers, and estimated bottlers' inventory levels.

22. CCJC's rolling estimates also included summary sections explaining any substantial variances within the rolling estimate as compared to the preexisting annual business plan. These variance summaries typically indicated that in the first and second month of reporting periods between 1997 and 1999, gallon sales of concentrate and the corresponding income generated by these concentrate sales were lower than expected as a result of gallon pushing in the prior period. The rolling estimates further illustrated that gallon pushing during the third and final month of a reporting period was necessary for CCJC to return to the sales and income targets contained within its annual business plan.

23. The monthly rolling estimate analyses submitted by CCJC illustrate that gallon pushing during one reporting period negatively impacted the concentrate sales and income that would be generated in the following reporting period.

24. CCJC also generated internal bottler inventory reports and bottler sales reports, typically broken down into "major brand" categories. The bottler inventory reports indicated that bottlers were carrying inventory levels of Georgia Coffee and Coke that, even considering their higher sales volume as compared to other products, were in excess of all other products. The bottler sales reports further indicated that although Georgia Coffee and Coke were two of the highest volume products for bottlers, overall bottler sales of Georgia Coffee and Coke were in fact decreasing compared to prior periods.

25. Moreover, since gallon pushing was designed to address earnings shortfalls rather than actual forecasted demand for the current quarter, gallon pushing increased bottler inventories of Georgia Coffee and Coke beyond what bottlers required to satisfy demand for the period.

26. During 1999, bottler inventory levels had increased to the point that gallon pushing could no longer be implemented at desired levels. In May 1999, a request from Coca-Cola was made to CCJC for a specific amount of income to be generated to assist Coca-Cola in eliminating a consolidated earnings shortfall for the second quarter. CCJC declined the request because CCJC had already incorporated and planned a gallon push as part of

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meeting its annual business plan and thought that it was impractical for bottlers to purchase even more concentrate to address Coca-Cola's anticipated earnings shortfall.

27. During the fourth quarter of 1999, CCJC conducted its largest gallon push -- generating revenue in excess of $208 million. This fourth quarter 1999 gallon push contributed roughly $0.02 to Coca-Cola's consolidated earnings and, absent one time items, enabled Coca-Cola to meet its modified earnings expectations. While in the process of implementing this gallon push, employees of CCJC's finance department contacted officers and employees of Coca-Cola and informed them that gallon pushing had reached its maximum limit and was not sustainable at existing levels. Coca-Cola's future inability to gallon push at existing levels necessitated that gallon pushing either significantly decrease in scope or cease entirely -- either of which would result in a substantial decrease in revenue and income flowing to Coca-Cola from CCJC.

28. At no time between 1997 and 1999 did Coca-Cola disclose any information from which investors could determine the existence of gallon pushing, the impact of such gallon pushing on current income, or the likely impact of gallon pushing on future income.

                           COCA-COLA ISSUED A FORM 8-K
                   CONTAINING FALSE AND MISLEADING STATEMENTS

29. On January 26, 2000, Coca-Cola filed a Form 8-K with the Commission which disclosed, among other things, a worldwide concentrate inventory reduction planned to occur during the first half of the year 2000. The inventory reduction was to be accomplished by Coca-Cola's operating divisions, specifically including CCJC, ceasing to sell concentrate to bottlers until bottlers naturally reduced their inventory to purported "optimum" levels. The impact on Coca-Cola's earnings for the first and second quarter of 2000 was estimated to be between $0.11 and $0.13 per share.

30. In describing the inventory reduction, Coca-Cola stated that: (a) "[t]hroughout the past several months, [Coca-Cola had] worked with bottlers around the world to determine the optimum level of bottler inventory;" (b) the management of Coca-Cola and its bottlers, specifically including bottlers in Japan, had jointly determined "that opportunities exist to reduce concentrate inventory carried by bottlers;" and (c) certain bottlers throughout the world, specifically including those in Japan, had "indicated that they intend to reduce their inventory levels during the first half of the year 2000."

31. These statements are false and misleading as a review of inventory levels in the context of determining an optimum level for bottlers had not occurred throughout the past several months. Such a review did not take place until, at the earliest, January 2000 -- immediately after the fourth quarter 1999 gallon push had occurred and CCJC finance employees had informed Coca-Cola that gallon pushing could not continue at existing levels. Moreover, Coca-Cola did not identify a single bottler that, prior to the Form 8-K being filed, was aware of any planned inventory reduction.

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32. The Form 8-K further is misleading in that, despite its language describing the inventory reduction as a joint proactive efficiency measure between Coca-Cola and its bottlers, the inventory reduction was in fact solely a Coca-Cola initiative. In addition, the Form 8-K did not disclose that of the estimated $0.11 to $0.13 impact to earnings for the Company as a whole, more than $0.05 would be attributable to an anticipated reduction of sales for Japan. CCJC's portion of the estimated gross profit impact was more than five times greater than that of any other operating division in the world.

                       COCA-COLA'S VIOLATIONS OF SECTIONS
                   17(A)(2) AND 17(A)(3) OF THE SECURITIES ACT

33. Sections 17(a)(2) and 17(a)(3) of the Securities Act prohibit making untrue statements of fact and misleading omissions of facts in the offer or a sale of a security. Section 17(a)(2) specifically proscribes obtaining "money or property by means of any untrue statement of a material fact or any omission to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading." Section 17(a)(3) specifically proscribes engaging "in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon the purchaser." To constitute a violation of Sections 17(a)(2) and 17(a)(3), the alleged untrue statements or omitted facts must be material. Information is deemed material upon a showing of a substantial likelihood that the misrepresented or omitted facts would have assumed significance in the investment deliberations of a reasonable investor. Basic, Inc. v. Levinson, 485 U.S. 224 (1988). Establishing violations of Sections 17(a)(2) and 17(a)(3) does not require a showing of scienter; negligence is sufficient. Aaron v. SEC, 446 U.S. 680 (1980); SEC v. Hughes Capital Corp., 124 F.3d 449, 453-54 (3d Cir.
1997).

34. As set forth above, Coca-Cola's Forms 10-K and 10-Q for the reporting periods between 1997 and 1999, certain of which were incorporated by reference in Coca-Cola's S-8 Registration Statements filed with the Commission, were misleading in that they failed to disclose within Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"), or anywhere else within such filings, the existence of gallon pushing, the impact on Coca-Cola's current income of gallon pushing, and the likely impact of gallon pushing on its future income. In addition to the substantial likelihood that in making a decision regarding an investment in Coca-Cola, a reasonable investor, or potential investor, would have wanted to know of the existence and purpose of gallon pushing as an end of period sales practice, gallon pushing was further material in that in 8 out of 12 reporting periods from 1997 to 1999 and 6 out of 8 reporting periods from 1998 to 1999, it provided the income necessary for Coca-Cola to meet its modified earnings expectations.

35. The investing public and analysts following Coca-Cola could not discern this information from the public disclosures made by the Company. Based on the conduct described above, Coca-Cola violated Sections 17(a)(2) and 17(a)(3) of the Securities Act with respect to its Forms 10-K and 10-Q filed with the Commission between 1997 and 1999 and incorporated by reference into its S-8 Registration Statements filed with the Commission between 1997 and 2000.

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36. As set forth above, Coca-Cola's January 26, 2000, Form 8-K filed with the
Commission contained false statements concerning the existence of a several month long optimum inventory study conducted as a joint effort between Coca-Cola and its bottlers. Additionally, the Form 8-K was misleading by omission as it failed to disclose the impact of past gallon pushing practices in Japan in the context of the planned inventory reduction. There is a substantial likelihood that the false statements surrounding the inventory reduction and misleading omissions regarding gallon pushing within the Form 8-K would have assumed significance in the investment deliberations of a reasonable investor. Based on the conduct described above, Coca-Cola violated Sections 17(a)(2) and 17(a)(3) of the Securities Act with respect to its January 26, 2000 Form 8-K filed with the Commission and incorporated by reference into its S-8 Registration Statements filed between 1997 and 2000.

             COCA-COLA'S REPORTING VIOLATIONS: SECTION 13(a) OF THE EXCHANGE ACT AND RULES 12b-20, 13a-1, 13a-11, AND 13a-13 THEREUNDER

37. Section 13(a) of the Exchange Act requires issuers such as Coca-Cola to file periodic reports with the Commission containing such information as the Commission prescribes by rule. Exchange Act Rules 13a-1, 13a-11, and 13a-13 require, respectively, issuers to file Forms 10-K, 8-K, and 10-Q. Under Exchange Act Rule 12b-20, the reports must contain, in addition to disclosures expressly required by statute and rules, such other information as is necessary to ensure that the statements made are not, under the circumstances, materially misleading. The obligation to file reports includes the requirement that the reports be true and correct. United States v. Bilzerian, 926 F.2d 1285, 1298 (2d Cir. 1991). The reporting provisions are violated if false and misleading reports are filed. SEC v. Falstaff Brewing Corp., 629 F.2d 62, 67 (D.C. Cir.
1980). Scienter is not an element of a Section 13(a) violation. SEC v. Savoy Indus., Inc., 587 F.2d 1149, 1167 (D.C. Cir. 1978).

38. As set forth above, Coca-Cola's Forms 10-K and 10-Q for the reporting periods between 1997 and 1999 were materially misleading because they failed to disclose the existence of gallon pushing, the impact of gallon pushing on current earnings, and the likely impact of gallon pushing on future earnings.

39. Additionally, Regulation S-K Item 303 requires registrants to disclose in the MD&A sections of required periodic filings "any known trends or uncertainties that have had or that the registrant reasonably expects will have a material . . . unfavorable impact on net sales or revenues or income from continuing operations." The failure to comply with Regulation S-K constitutes a violation under Section 13(a) of the Exchange Act.

40. Contrary to the requirements to Regulation S-K, Coca-Cola failed to disclose the material impact of gallon pushing on current and future income within its required MD&A sections.

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41. As set forth above, Coca-Cola's Form 8-K filed with the Commission on
January 26, 2000 was materially false and misleading.

42. Based on the conduct described above, Coca-Cola violated Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-11, and 13a-13 thereunder.

                                REMEDIAL EFFORTS

43. In determining to accept the Offer, the Commission considered the following remedial efforts that the Respondent initiated prior to and during the Commission staff's investigation:

         a. Coca-Cola has established an Ethics & Compliance Office to administer its Code of Business Conduct and ensure, among other things, that the Respondent conducts its business in compliance with the Code of Business Conduct and with various laws;

         b. Coca-Cola has established a Disclosure Committee to assist its Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility for oversight of the accuracy and timeliness of the disclosures made by Coca-Cola;

         c. Coca-Cola now requires that its divisions certify quarterly that they have not changed or extended payment terms for any bottler or customer and have not granted any special or unusual credit terms or incentives to any bottler or customer, unless they received approval for such terms; and

         d. Coca-Cola's Audit Committee employs independent counsel experienced in securities laws disclosure issues and will continue to employ such experienced legal counsel chosen by the Audit Committee. Such counsel shall advise the Audit Committee as to implementation of the undertakings in this Order.

                                  UNDERTAKINGS

44. Respondent has undertaken to:

         a. Permanently maintain the aforementioned remedial efforts or the functional equivalents thereof, except as may be approved by the Commission;

         b. Require the Audit Committee, within 90 days of the date of this Order, to review with management of Respondent the process by which the MD&A sections of periodic reports filed by Respondent with the Commission are prepared and material information about the business and prospects, including but not limited to, trend information and known events and uncertainties that may have a material impact on liquidity or future financial performance, is identified for discussion in the MD&A sections of such reports, and to approve a set of criteria to be used by the Disclosure Committee and management to reasonably assure that appropriate

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         items are identified and discussed. The Audit Committee will meet periodically, at least annually, with the Chair of the Disclosure Committee to review such criteria, and will review and discuss with the Chief Financial Officer the proposed MD&A section of each periodic report to be filed with the Commission;

         c. Require the Disclosure Committee to: (i) use the aforementioned criteria to identify items that might need to be disclosed within the MD&A section of Respondent's periodic reports filed with the Commission; and (ii) use the aforementioned criteria to evaluate those items and recommend whether, and to what extent, disclosure is appropriate with respect to each item. The Chair of the Disclosure Committee will also report to the Audit Committee, on a quarterly basis, any recommended departures from the aforementioned criteria and the rationale supporting each such recommendation;

         d. Adhere to the guidance articulated in SEC Staff Accounting Bulletin No. 101 on disclosures that are required with respect to the recognition of revenue;

         e. Maintain for ten (10) years documentation sufficient to show for every of its Forms 8-K filed with the Commission, the preparers of each Form 8-K and those persons who reviewed and approved each Form 8-K; and

         f. Provide a written report, within 120 days of the date of this Order, to the Commission staff that details the Respondent's implementation of the undertakings articulated herein.

45. In determining whether to accept the Offer, the Commission has considered the remedial acts promptly undertaken by Respondent and cooperation afforded the Commission staff.

                                       IV.

         In view of the foregoing, the Commission deems it appropriate to impose the sanctions specified in Respondent Coca-Cola's Offer.

         ACCORDINGLY, IT IS HEREBY ORDERED:

         Pursuant to Section 8A of the Securities Act and Section 21C of the Exchange Act, Coca-Cola cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act and Section 13(a) of the Exchange Act and Rules 12b-20, 13a-1, 13a-11, and 13a-13 thereunder.

         By the Commission.

                                             Jonathan G. Katz
                                             Secretary


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1 The findings herein are made pursuant to Coca-Cola's Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.